Exhibit 99.1

FSP Phoenix Tower Corp.

December 21, 2012

To: Holders of Preferred Stock in FSP Phoenix Tower Corp. (the “Company” or “we”)

Re: Sale of the Company’s Property

This special communication is to inform you that, on December 20, 2012, the Company completed the sale of the Company’s property located in Houston, Texas to a third party for a gross sale price of $123,750,000. After taking into account the Company’s obligation to discharge certain liabilities, including but not limited to its $15,000,000 revolving line of credit from Franklin Street Properties Corp., the real estate sales commission, certain adjustments to the purchase price required pursuant to the purchase and sale agreement and other outstanding amounts, we expect that the net proceeds from the sale to the Company will be approximately $104,719,000.

Earlier today, the Company filed its certificate of dissolution with the Secretary of State of the State of Delaware, pursuant to the plan of dissolution previously approved by the Board of Directors and stockholders of the Company (the “Plan of Dissolution”). The Plan of Dissolution was described in the information statement dated June 1, 2012 and mailed to all holders of preferred stock in the Company on or about June 7, 2012 (the “Information Statement”). The certificate of dissolution will become effective as of the close of business today, at which time the Company’s stock transfer books will be closed. Following the filing of the certificate of dissolution, the Company will wind up its business in accordance with the Plan of Dissolution. The Information Statement can be accessed on the SEC’s website via the link below:

http://www.sec.gov/Archives/edgar/data/1354309/000117152012000546/eps4731.htm

In accordance with the Plan of Dissolution, the Company also will transfer later today all of its assets to FSP Phoenix Tower Corp. Liquidating Trust (the “Liquidating Trust”) and the Liquidating Trust will assume all of the Company’s obligations and liabilities. The assets transferred to the Liquidating Trust will include the net proceeds from the sale of the property and any free cash remaining in the Company’s operating accounts. On or about January 8, 2013, the Liquidating Trust expects to make an initial liquidating distribution in the amount of $99,000 per share of preferred stock to holders of record as of the close of business on December 21, 2012, who are deemed to be beneficiaries (the “Beneficiaries”) of the Liquidating Trust. This initial liquidating distribution made to the Beneficiaries represents approximately 99% of the net proceeds from the sale.

As mentioned in our prior special communication, even though you will not receive a cash liquidating distribution in 2012, the transaction has been structured so that any taxable event relating to the sale and net liquidating proceeds will be at the 2012 tax rates. The Company will be mailing tax IRS Forms 1099 to stockholders on or about January 31, 2013.

Pursuant to Delaware law, the Liquidating Trust will retain the reserves deemed necessary to settle its outstanding obligations and fund future expenses in connection with carrying out the Plan of Dissolution, and anticipates making one or more future liquidating distributions to the Beneficiaries to the extent it determines there are excess funds to make further distributions. As disclosed in the Information Statement, Delaware law requires that the Company continue to exist for at least a three-year period to wind up its activities. During that time, we anticipate that the Liquidating Trust will make one or more additional liquidating distributions to the Beneficiaries in amounts and on dates to be determined. However, there can be no assurance that there will be sufficient funds available to make any such future liquidating distributions.

We anticipate that you will receive a report of the determination of net liquidating proceeds per share of preferred stock no later than January 31, 2013.

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, or with one of the Investor Services Specialists, Lara Ryan or Michelle Sullivan, with any questions you may have.

George J. Carter

President – FSP Phoenix Tower Corp.

Safe Harbor for Forward-Looking Statements

Statements in this letter regarding the amount or timing of liquidating distributions and any other statements about the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by the Company, changes in government regulations, geopolitical events and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments, and the other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its most recent quarterly report filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this letter.